EXHIBIT 99.1

First Cash Reports 35% Increase in Fourth Quarter Earnings per Share to $0.93;
Pawn Revenue Growth in both the U.S. and Mexico Drives Record Earnings;
Company Announces New Share Buyback Authorization
_____________________________________________________________

ARLINGTON, Texas (January 23, 2013) -- First Cash Financial Services, Inc. (Nasdaq Stock Market: "FCFS") today announced record-setting revenue, net income and earnings per share for the three-month and full-year periods ended December 31, 2012. In addition, the Company has also announced that its Board of Directors has authorized a new program for the repurchase of up to 1,500,000 shares of its common stock.
Earnings Highlights

•	Diluted earnings per share from continuing operations for the fourth quarter of 2012 were $0.93, an increase of 35% compared to $0.69 in the fourth quarter of 2011.

•	Net income from continuing operations increased by 30% to $27.7 million for the fourth quarter of 2012, compared to $21.2 million in the prior year.

•	Diluted earnings per share from continuing operations for fiscal 2012 were $2.73, a 22% increase compared to $2.24 in 2011.

•	Net income from continuing operations for the year increased 15%, totaling $81.1 million, compared to $70.5 million in the prior year.
Revenue Highlights
Revenue growth rates are presented below on a constant currency basis, calculated by applying the currency exchange rate from the comparable prior-year period to the current year’s Mexican peso-denominated revenue. The average exchange rate for the fourth quarter of 2012 was 12.9 Mexican pesos / U.S. dollar versus 13.6 Mexican pesos / U.S. dollar in the comparable prior-year period. The average exchange rate for fiscal 2012 was 13.2 Mexican pesos / U.S. dollar versus 12.4 Mexican pesos / U.S. dollar in fiscal 2011.

•
Consolidated revenue in the fourth quarter increased 21% compared to the fourth quarter of 2011. Fiscal 2012 total revenue reached almost $600 million, representing an increase of 18% compared to the comparable prior-year period. Revenue generated from operations in Mexico comprised 54% of total 2012 revenue.

•
Pawn fees, which the Company considers its core revenue stream, increased by 37% in the fourth quarter versus the comparable prior quarter, while in-store merchandise sales increased by 31%. The full year increase in pawn fees was 29%, while merchandise sales increased 26%.

•
Fourth quarter same-store revenue, excluding wholesale scrap jewelry revenue, increased 13% in Mexico, 3% in the U.S. and 8% overall. The core revenue from same-store pawn service fees increased 14% on a consolidated basis, driven by 19% growth in Mexico and 8% growth in the U.S.

•
Full year same-store revenue, excluding wholesale scrap jewelry revenue, increased 7% in Mexico, 5% in the U.S. and 6% overall. The 4% decrease in scrap jewelry revenue caused total same-store revenue to increase 1% over the prior year.

•
The growth in consolidated revenues was achieved despite decreases in wholesale scrap jewelry revenues of 12% for the quarter and 4% for the year. Scrap jewelry operations accounted for less than 8% of net revenue (gross profit) for the quarter and the year. While the average selling price for gold during the fourth quarter of 2012 increased 6% to $1,723 per ounce compared to the prior-year period, the volume of scrap jewelry sold decreased 19% compared to the prior-year quarter. The average selling price for gold for the full year increased 11% to $1,676 per ounce, while the volume decreased 15%.

•
Consolidated fourth quarter and full year revenue from payday loan products increased 8% and 3% respectively, primarily due to large format pawn acquisitions, which offer payday loans as an ancillary product. The majority of the payday loan revenues are generated in the Company's stand-alone stores in Texas, which saw no revenue growth during 2012. Payday loan-related products comprised only 8% of total revenue for the fourth quarter of 2012.

Pawn Metrics

•
Consolidated pawn receivables increased 41% as of December 31, 2012 (36% on a constant currency basis). In Mexico, pawn receivables increased 50% (39% on a constant currency basis), driven by 20% same-store receivable growth and the continued increase in store counts. Pawn receivables in the U.S. increased by 34% versus the prior year, primarily driven by store count growth and positive same-store receivable growth.

•
The consolidated gross margin on retail merchandise sales was 41% for the fourth quarter and 42% for fiscal 2012, both increasing compared to 39% and 40%, respectively, in the prior-year periods. The two percentage point gross margin increase in each respective period was driven by solid retail demand, optimizing loan to value ratios and better buying of merchandise. The consolidated gross margin on wholesale scrap jewelry was 27% for the fourth quarter and 26% for fiscal 2012, compared to 35% and 34% in the prior-year periods, reflecting higher scrap jewelry acquisition costs and nominal gold appreciation when compared to the prior year.

•
Consolidated annualized inventory turns remained at near-record levels of 4.2 turns over the past twelve months, as the Company continued to focus on inventory quality and driving retail traffic and demand to its stores.

•
On a consolidated basis, 57% of total pawn loans were collateralized with hard goods (electronics, tools and appliances) with the remaining 43% collateralized by jewelry at December 31, 2012. In Mexico, 83% of the Company’s pawns were collateralized with hard goods, and 17% were collateralized with jewelry, compared to 75% and 25%, respectively, one year ago. In the U.S., jewelry comprised 65% of pawn collateral as of the quarter end, compared to a 68% jewelry mix last year.

Profitability and Return Metrics

•	The Company’s return on equity for fiscal 2012 increased four percentage points to 26% versus 22% in the comparable prior-year period.

•
Consolidated net operating margin (pre-tax income) for fiscal 2012 was 21%, while store-level operating profit margins were 30% for fiscal 2012, both remaining at record levels and equaling the prior year.

Acquisitions and New Store Openings

•	A record total of 143 stores were opened (68) or acquired (75) in 2012 and the Company increased its market penetration from eight to 12 states in the U.S. and from 22 to 24 states in Mexico.

•
During fiscal 2012, a total of 91 large format, full-service stores were added in Mexico, composed of 62 new store openings and a 29-store acquisition in January 2012. As a result, the Company has increased the number of large format pawn stores in Mexico by 23% over the past year. As of December 31, 2012, First Cash had 538 stores in Mexico, of which 485 are large format, full-service locations.

•
During fiscal 2012, a total of 52 U.S. stores were opened or acquired, including separate acquisitions of two large format pawn stores during the fourth quarter. As of December 31, 2012, First Cash had 276 stores in the U.S., of which 184 are large format, full-service pawn stores. The Company has increased the number of large format pawn stores in the U.S. by 52 locations, or 39%, over the past year.

Financial Position & Liquidity

•
During fiscal 2012, the Company utilized cash on-hand, operating cash flows and its credit facility to fund $121 million of pawn store acquisitions, repurchase $61 million of common stock and invest $22 million in capital expenditures.

•	Even with the funding of fourth quarter acquisitions and capital expenditures totaling $18 million, the Company utilized operating cash flows to pay down debt by $9 million during the fourth quarter.

•
EBITDA from continuing operations totaled $137 million for fiscal 2012, an increase of 15% versus the comparable prior-year period. EBITDA margins were 23% for fiscal 2012, which equaled the prior year. Even with the large number of store additions and significant funding of loan growth, free cash flow for fiscal 2012 increased to $50 million, compared to $46 million in the prior year. EBITDA and free cash flow are defined in the detailed reconciliation of these non-GAAP financial measures provided elsewhere in this release.

Share Buyback Authorization

•
In January 2013, the Board of Directors authorized a new program for the repurchase of up to 1,500,000 shares of its common stock. Under previously completed share repurchase programs over the past eight years, the Company has repurchased a total of 9,700,000 shares, representing 33% of the currently outstanding share count.

•
Under its new share repurchase program, the Company can purchase common stock in open market transactions, block or privately negotiated transactions, and may from time to time purchase shares pursuant to a trading plan in accordance with Rule 10b5-1 and Rule 10b-18 under the Securities Exchange Act of 1934, as amended, or by any combination of such methods. The number of shares to be purchased and the timing of the purchases are based on a variety of factors, including, but not limited to, the level of cash balances, credit availability, general business conditions, regulatory requirements, the market price of the Company's stock and the availability of alternative investment opportunities. No time limit was set for completion of repurchases under the new authorization and the program may be suspended or discontinued at any time.

Fiscal 2013 Outlook

•	The Company is initiating its fiscal 2013 guidance for diluted earnings per share from continuing operations to be in a range of $3.10 to $3.24, representing 14% to 19% earnings growth over 2012.

•
The Company expects to open approximately 75 to 85 new stores in 2013, the majority of which will be in Mexico. All of the anticipated 2013 store openings will be large format pawn stores and it is anticipated that up to 30 of the new stores will be opened in the first quarter. As in 2012, the Company will continue to look opportunistically for large format pawn acquisitions in strategic markets, which could further increase store additions for 2013.

•
Revenue growth in 2013 is expected to be generated exclusively from pawn operations, with no growth projected from payday lending. Approximately 92% to 93% of total 2013 revenues are expected to be derived from growing pawn operations. Earnings guidance estimates for 2013 are based on an average exchange rate of 13.0 Mexican pesos / U.S. dollar and the Company anticipates that the 2013 tax rate will be 35.25% versus 33.9% in 2012.

Commentary & Analysis
Mr. Rick Wessel, chief executive officer, commented, "During 2012, First Cash marked several important milestones and set significant Company growth records. We added a record 143 new stores in total during the year, of which 68 came from de novo openings in both Mexico and the U.S. We also acquired 75 stores during 2012, including a record 46 stores in the U.S., and we made our largest acquisition in Mexico when we added 29 stores in January, giving us a market presence in two new states. Now, with over 800 store locations, we believe that these investments will set the stage for continued revenue and earnings growth in the future."
“We are also pleased to report record 2012 operating results, which saw earnings per share increase by 22%. The fourth quarter EPS growth was particularly strong at 35%, driven by impressive pawn performance in both the U.S. and Mexico. Fourth quarter retail sales were solid across all markets and we were able to improve retail margins by two percentage points over the prior year. We closed the year posting a 41% increase in consolidated pawn receivables, which gives us a solid base from which to grow revenues and earnings in 2013. The strength in our pawn operations, particularly in Mexico, more than offset our strategic de-emphasis of the U.S. payday loan business that now contributes less than 9% to Company revenues.”
“First Cash has clearly differentiated itself in Mexico with the large format, full-service model. We added 91 locations in 2012, and with 485 full-service locations, First Cash has a dominant share of the large format retail pawn market. Our fourth quarter operating results were especially strong in Mexico, which saw a 50% increase in pawn receivables and 45% growth in pawn fees (increases of 39% and 38%, respectively, on a constant currency basis). This success demonstrates the continued growth potential of our large format business model in Mexico, where our pawn operations are strategically focused on hard good (non-gold) lending and retail sales. We plan to add 65 to 70 stores in Mexico during 2013, with up to 30 openings planned in the first quarter alone, as we continue to believe that this market can support 800 to 1,000 large format, full-service stores.”
"The Company's U.S. pawn operations grew in 2012 as well, where we added 52 locations, primarily through targeted acquisitions. As a result of the significant acquisitions throughout 2012 and positive same-store results, our year-over-year pawn receivables increased by 34%, with a similar increase in fourth quarter pawn fee revenues. Fourth quarter retail sales were particularly impressive, improving 38% over the prior year. Looking ahead to 2013, we plan to open 10 to 15 de novo stores in the U.S. and will continue to look for strategic acquisition opportunities."
“During 2012, we increased the size of our unsecured bank credit facility to $175 million. Coupled with our significant operating cash flow and strong balance sheet, we continue to have the ability to fund organic growth, take advantage of strategic acquisition opportunities as they arise and repurchase our stock.  Even with the additional credit availability, we remain under-levered and have ample capacity to fund these initiatives."

"The decision to authorize a new share repurchase program reflects the confidence that management and the Board of Directors have in the long-term future of First Cash. Given First Cash's proven ability to fund expansion and still generate strong levels of free cash flow, the Board continues to believe that share repurchases through this new authorization are potentially an effective use of capital that should enhance shareholder value over the long-term.”
“In summary, our growth strategy is clearly working, as evidenced by our return on equity for fiscal 2012 that increased to 26% versus 22% in the comparable prior-year period. Given our competitive strengths, growth platform and expanding customer base, we are excited about our ability to further grow our store count, revenues, margins and earnings. First Cash will celebrate its 25th anniversary this year. When we went public, we had six stores; today, we have 824 stores, including the 143 locations that we added in 2012 alone. Our business model, coupled with our strong balance sheet, positions us to drive sustainable long-term growth in shareholder value. We continue to believe that we have the right formula for solid growth in the years to come.”
Forward-Looking Information
This release may contain forward-looking statements about the business, financial condition and prospects of the Company. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Forward-looking statements in this release include, without limitation, the Company’s expectations of earnings per share, earnings growth, expansion strategies, regulatory exposures, store openings, liquidity (including the availability of capital under existing credit facilities), cash flow, consumer demand for the Company’s products and services, currency exchange rates and the impact thereof, completion of disposition transactions and expected gains or losses from the disposition of such operations, earnings from acquisitions, the ability to successfully integrate acquisitions and other performance results. These statements are made to provide the public with management’s current assessment of the Company’s business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include changes in regional, national or international economic conditions, changes in the inflation rate, changes in the unemployment rate, changes in consumer purchasing, borrowing and repayment behaviors, changes in credit markets, the ability to renew and/or extend the Company’s existing bank line of credit, credit losses, changes in the market value of pawn collateral and merchandise inventories, changes or increases in competition, the ability to locate, open and staff new stores, the availability or access to sources of inventory, inclement weather, the ability to successfully integrate acquisitions, the ability to hire and retain key management personnel, the ability to operate with limited regulation as a credit services organization, new federal, state or local legislative initiatives or governmental regulations (or changes to existing laws and regulations, including recently enacted ordinances in the Texas cities of San Antonio and El Paso) affecting consumer loan businesses, credit services organizations and pawn businesses (in both the United States and Mexico), changes in import/export regulations and tariffs or duties, changes in anti-money laundering regulations, unforeseen litigation, changes in interest rates, monetary inflation, changes in tax rates or policies, changes in gold prices, changes in energy prices, cost of funds, changes in foreign currency exchange rates, future business decisions, public health issues, changes in demand for the Company’s services and products, changes in the Company’s ability to satisfy its debt obligations or to obtain new capital to finance growth, a prolonged interruption in the Company’s operations of its facilities, systems, and business functions, including its information technology and other business systems, the implementation of new, or changes in the interpretation of existing accounting principles or financial reporting requirements, and other uncertainties. These and other risks, uncertainties and regulatory developments are further and more completely described in the Company’s Annual Report on Form 10-K and updated in subsequent releases on Form 10-Q. These risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.
About First Cash
First Cash Financial Services, Inc. is a leading international specialty retailer and provider of consumer financial services. Its retail pawn locations buy and sell a wide variety of jewelry, electronics, tools and other merchandise, and make small customer loans secured by pledged personal property. The Company’s focus is serving cash and credit constrained consumers through deep value retailing and offering small loans and other financial products. In total, the Company owns and operates 824 stores in twelve U.S. states and 24 states in Mexico.
First Cash is a component company in both the Standard & Poor’s SmallCap 600 Index® and the Russell 2000 Index®. First Cash’s common stock (ticker symbol "FCFS") is traded on the Nasdaq Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

STORE COUNT ACTIVITY

The following table details store openings for the three months ended December 31, 2012:

	Pawn Locations		Consumer Loan Locations (3)
	Large Format (1)	Small Format (2)		Total Locations
Domestic:
Total locations, beginning of period	182	27	65	274
Locations acquired	2	—	—	2
Total locations, end of period	184	27	65	276

International:
Total locations, beginning of period	483	19	34	536
New locations opened	2	—	—	2
Total locations, end of period	485	19	34	538

Total:
Total locations, beginning of period	665	46	99	810
New locations opened	2	—	—	2
Locations acquired	2	—	—	2
Total locations, end of period	669	46	99	814

(1)
The large format locations include retail showrooms and accept a broad array of pawn collateral including electronics, appliances, tools, jewelry and other consumer hard goods. At December 31, 2012, 112 of the U.S. large format pawn stores also offered consumer loans or credit services products.

(2)
The small format locations typically have limited retail operations and primarily accept jewelry and small electronic items as pawn collateral. At December 31, 2012, all of the Texas and Mexico small format pawn stores also offered consumer loans or credit services products.

(3)
The Company’s U.S. free-standing, small format consumer loan locations offer a credit services product and are all located in Texas. The Mexico locations offer small, short-term consumer loans. In addition to stores shown on this chart, First Cash is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 38 check cashing and financial services kiosks located inside convenience stores in the state of Texas.

The following table details store openings for the twelve months ended December 31, 2012:

	Pawn Locations		Consumer Loan Locations (3)
	Large Format (1)	Small Format (2)		Total Locations
Domestic:
Total locations, beginning of period	132	25	74	231
New locations opened	6	—	—	6
Locations acquired	46	—	—	46
Store format conversions	—	2	(2)	—
Discontinued consumer loan operations	—	—	(7)	(7)
Total locations, end of period	184	27	65	276

International:
Total locations, beginning of period	394	19	34	447
New locations opened	62	—	—	62
Locations acquired	29	—	—	29
Total locations, end of period	485	19	34	538

Total:
Total locations, beginning of period	526	44	108	678
New locations opened	68	—	—	68
Locations acquired	75	—	—	75
Store format conversions	—	2	(2)	—
Discontinued consumer loan operations	—	—	(7)	(7)
Total locations, end of period	669	46	99	814

(1)
The large format locations include retail showrooms and accept a broad array of pawn collateral including electronics, appliances, tools, jewelry and other consumer hard goods. At December 31, 2012, 112 of the U.S. large format pawn stores also offered consumer loans or credit services products.

(2)
The small format locations typically have limited retail operations and primarily accept jewelry and small electronic items as pawn collateral. At December 31, 2012, all of the Texas and Mexico small format pawn stores also offered consumer loans or credit services products.

(3)
The Company’s U.S. free-standing, small format consumer loan locations offer a credit services product and are all located in Texas. The Mexico locations offer small, short-term consumer loans. In addition to stores shown on this chart, First Cash is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 38 check cashing and financial services kiosks located inside convenience stores in the state of Texas.

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(in thousands, except per share amounts)
Revenue:
Merchandise sales	$121,958	$101,354	$391,162	$344,801
Pawn loan fees	43,625	31,043	152,237	122,320
Consumer loan and credit services fees	13,445	12,370	51,602	50,201
Other revenue	212	214	945	1,022
Total revenue	179,240	144,981	595,946	518,344

Cost of revenue:
Cost of goods sold	75,785	63,133	243,997	213,411
Consumer loan and credit services loss provision	3,573	3,397	13,160	11,984
Other cost of revenue	47	43	127	190
Total cost of revenue	79,405	66,573	257,284	225,585

Net revenue	99,835	78,408	338,662	292,759

Expenses and other income:
Store operating expenses	40,728	32,603	151,731	128,955
Administrative expenses	13,851	11,309	50,099	45,304
Depreciation and amortization	3,482	2,703	12,949	10,962
Interest expense	791	30	1,488	135
Interest income	(69)	(57)	(216)	(278)
Total expenses and other income	58,783	46,588	216,051	185,078

Income from continuing operations before income taxes	41,052	31,820	122,611	107,681

Provision for income taxes	13,368	10,604	41,506	37,158

Income from continuing operations	27,684	21,216	81,105	70,523

Income (loss) from discontinued operations, net of tax	(75)	239	(746)	7,259

Net income	$27,609	$21,455	$80,359	$77,782

Basic income per share:
Income from continuing operations	$0.96	$0.71	$2.81	$2.30
Income (loss) from discontinued operations	—	—	(0.03)	0.23
Net income per basic share	$0.96	$0.71	$2.78	$2.53

Diluted income per share:
Income from continuing operations	$0.93	$0.69	$2.73	$2.24
Income (loss) from discontinued operations	—	0.01	(0.03)	0.23
Net income per diluted share	$0.93	$0.70	$2.70	$2.47

Weighted average shares outstanding:
Basic	28,795	30,076	$28,912	$30,706
Diluted	29,666	30,854	$29,713	$31,498

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,
	2012	2011
	(in thousands)
ASSETS
Cash and cash equivalents	$50,285	$70,296
Pawn loan fees and service charges receivable	15,367	10,842
Pawn loans	103,181	73,287
Consumer loans, net	1,879	858
Inventories	65,345	44,412
Other current assets	5,373	10,783
Total current assets	241,430	210,478

Property and equipment, net	93,304	73,451
Goodwill, net	166,429	69,695
Other non-current assets	6,529	3,472
Total assets	$507,692	$357,096

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of notes payable	$3,212	$—
Accounts payable and accrued liabilities	27,938	25,629
Income taxes payable and deferred taxes payable	—	9,776
Total current liabilities	31,150	35,405

Revolving unsecured credit facility	102,500	—
Notes payable, net of current portion	8,351	—
Deferred income tax liabilities	13,275	6,319
Total liabilities	155,276	41,724

Stockholders' equity:
Preferred stock	—	—
Common stock	388	383
Additional paid-in capital	159,081	147,649
Retained earnings	413,882	333,523
Accumulated other comprehensive income (loss) from
cumulative foreign currency translation adjustments	(6,940)	(13,463)
Common stock held in treasury, at cost	(213,995)	(152,720)
Total stockholders' equity	352,416	315,372
Total liabilities and stockholders' equity	$507,692	$357,096

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION
(UNAUDITED)

The following table details the components of revenue for the three months ended December 31, 2012, as compared to the three months ended December 31, 2011 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

	Three Months Ended				Increase/(Decrease)
	December 31,				Constant Currency
	2012	2011	Increase/(Decrease)		Basis
Domestic revenue:
Retail merchandise sales	$32,226	$23,315	$8,911	38%	38%
Scrap jewelry sales	16,963	16,122	841	5%	5%
Pawn loan fees	19,246	14,232	5,014	35%	35%
Consumer loan and credit services fees	12,504	11,346	1,158	10%	10%
Other revenue	205	214	(9)	(4)%	(4)%
	81,144	65,229	15,915	24%	24%
International revenue:
Retail merchandise sales	60,387	44,880	15,507	35%	28%
Scrap jewelry sales	12,382	17,037	(4,655)	(27)%	(27)%
Pawn loan fees	24,379	16,811	7,568	45%	38%
Consumer loan and credit services fees	941	1,024	(83)	(8)%	(13)%
Other revenue	7	—	7	—%	—%
	98,096	79,752	18,344	23%	18%
Total revenue:
Retail merchandise sales	92,613	68,195	24,418	36%	31%
Scrap jewelry sales	29,345	33,159	(3,814)	(12)%	(12)%
Pawn loan fees	43,625	31,043	12,582	41%	37%
Consumer loan and credit services fees	13,445	12,370	1,075	9%	8%
Other revenue	212	214	(2)	(1)%	(1)%
	$179,240	$144,981	$34,259	24%	21%

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details the components of revenue for the twelve months ended December 31, 2012, as compared to the twelve months ended December 31, 2011 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

	Year Ended				Increase/(Decrease)
	December 31,				Constant Currency
	2012	2011	Increase/(Decrease)		Basis
Domestic revenue:
Retail merchandise sales	$104,289	$82,497	$21,792	26%	26%
Scrap jewelry sales	57,551	56,091	1,460	3%	3%
Pawn loan fees	63,640	52,085	11,555	22%	22%
Consumer loan and credit services fees	47,779	45,516	2,263	5%	5%
Other revenue	938	1,020	(82)	(8)%	(8)%
	274,197	237,209	36,988	16%	16%
International revenue:
Retail merchandise sales	183,167	154,300	28,867	19%	26%
Scrap jewelry sales	46,155	51,913	(5,758)	(11)%	(11)%
Pawn loan fees	88,597	70,235	18,362	26%	34%
Consumer loan and credit services fees	3,823	4,685	(862)	(18)%	(14)%
Other revenue	7	2	5	250%	271%
	321,749	281,135	40,614	14%	20%
Total revenue:
Retail merchandise sales	287,456	236,797	50,659	21%	26%
Scrap jewelry sales	103,706	108,004	(4,298)	(4)%	(4)%
Pawn loan fees	152,237	122,320	29,917	24%	29%
Consumer loan and credit services fees	51,602	50,201	1,401	3%	3%
Other revenue	945	1,022	(77)	(8)%	(7)%
	$595,946	$518,344	$77,602	15%	18%

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details customer loans and inventories held by the Company and active CSO credit extensions from an independent third-party lender as of December 31, 2012, as compared to December 31, 2011 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year balances at the prior year end-of-period exchange rate, which is more fully described elsewhere in this release.

					Increase/(Decrease)
	Balance at December 31,				Constant Currency
	2012	2011	Increase/(Decrease)		Basis
Domestic:
Pawn loans	$55,040	$41,121	$13,919	34%	34%
CSO credit extensions held by independent third-party (1)	15,234	14,167	1,067	8%	8%
Other consumer loans	1,149	63	1,086	1,724%	1,724%
	71,423	55,351	16,072	29%	29%
International:
Pawn loans	48,141	32,166	15,975	50%	39%
Other consumer loans	730	795	(65)	(8)%	(15)%
	48,871	32,961	15,910	48%	38%
Total:
Pawn loans	103,181	73,287	29,894	41%	36%
CSO credit extensions held by independent third-party (1)	15,234	14,167	1,067	8%	8%
Other consumer loans	1,879	858	1,021	119%	113%
	$120,294	$88,312	$31,982	36%	32%
Pawn inventories:
Domestic pawn inventories	$32,664	$23,745	$8,919	38%	38%
International pawn inventories	32,681	20,667	12,014	58%	47%
	$65,345	$44,412	$20,933	47%	42%

(1)   CSO amounts outstanding are composed of the principal portion of active CSO extensions of credit by an independent third-party lender, which are not included on the Company's balance sheet, net of the Company's estimated fair value of its liability under the letters of credit guaranteeing the extensions of credit.

FIRST CASH FINANCIAL SERVICES, INC.
UNAUDITED NON-GAAP FINANCIAL INFORMATION

The Company uses certain financial calculations, such as free cash flow, EBITDA and constant currency results, which are not considered measures of financial performance under U.S. generally accepted accounting principles ("GAAP"). Items excluded from the calculation of free cash flow, EBITDA and constant currency results are significant components in understanding and assessing the Company’s financial performance. Since free cash flow, EBITDA and constant currency results are not measures determined in accordance with GAAP and are thus susceptible to varying calculations, free cash flow, EBITDA and constant currency results, as presented, may not be comparable to other similarly titled measures of other companies. Free cash flow, EBITDA and constant currency results should not be considered as alternatives to net income, cash flow provided by or used in operating, investing or financing activities or other financial statement data presented in the Company’s consolidated financial statements as indicators of financial performance or liquidity. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures.

Earnings Before Interest, Taxes, Depreciation and Amortization
EBITDA is commonly used by investors to assess a company’s leverage capacity, liquidity and financial performance. The following table provides a reconciliation of income from continuing operations to EBITDA (in thousands):

	Twelve Months Ended
	December 31,
	2012	2011
Income from continuing operations	$81,105	$70,523
Adjustments:
Income taxes	41,506	37,158
Depreciation and amortization	12,949	10,962
Interest expense	1,488	135
Interest income	(216)	(278)
Earnings from continuing operations before interest, taxes, depreciation and amortization	$136,832	$118,500

EBITDA margin calculated as follows:
Total revenue from continuing operations	$595,946	$518,344
Earnings from continuing operations before interest, taxes, depreciation and amortization	136,832	118,500
EBITDA as a percentage of revenue	23%	23%

FIRST CASH FINANCIAL SERVICES, INC.
UNAUDITED NON-GAAP FINANCIAL INFORMATION (CONTINUED)

Free Cash Flow
For purposes of its internal liquidity assessments, the Company considers free cash flow, which is defined as cash flow from the operating activities of continuing and discontinued operations reduced by purchases of property and equipment and net cash outflow from pawn and consumer loans. Free cash flow is commonly used by investors as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, repurchase stock, or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. The following table reconciles “net cash flow from operating activities” to “free cash flow” (in thousands):

	Twelve Months Ended
	December 31,
	2012	2011
Cash flow from operating activities, including discontinued operations	$88,792	$80,375
Cash flow from investing activities:
Pawn and consumer loans	(17,325)	(5,208)
Purchases of property and equipment	(21,841)	(28,974)
Free cash flow	$49,626	$46,193

Constant Currency
Certain performance metrics discussed in this release are presented on a “constant currency” basis, which may be considered a non-GAAP financial measurement of financial performance under GAAP. The Company’s management uses constant currency results to evaluate operating results of certain business operations in Mexico, which are transacted primarily in Mexican pesos. Pawn scrap jewelry in Mexico is sold in U.S. dollars and, accordingly, does not require a constant currency adjustment. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in Mexican pesos using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. For balance sheet items, the closing exchange rate at the end of the applicable prior-year period (December 31, 2011) of 14.0 to 1 was used, compared to the current end of period (December 31, 2012) exchange rate of 13.0 to 1. For income statement items, the average closing daily exchange rate for the appropriate period was used. The average exchange rate for the prior-year quarter ended December 31, 2011 was 13.6 to 1, compared to the current-quarter rate of 12.9 to 1. The average exchange rate for the prior-year twelve-month period ended December 31, 2011 was 12.4 to 1, compared to the current year-to-date rate of 13.2 to 1.

For further information, please contact:
Gar Jackson
Phone:     (949) 873-2789
Email:     gar@irsense.com

Rick Wessel, Chairman and Chief Executive Officer
Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 505-3199
Email:     investorrelations@firstcash.com
Website:    www.firstcash.com